Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of TKO Group Holdings, Inc. of our report dated February 2, 2023, relating to the financial statements of World Wrestling Entertainment, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

September 15, 2023